Exhibit 10.3

February 28, 2019

Oleg Tolmachev

113 Forbes Field Circle Boalsburg, PA 16827

HAND DELIVERED

Re: Retention Bonus

Dear Oleg:

As you know, earlier today, Montage Resources Corporation (formerly known as Eclipse Resources Corporation) (“Montage” or the “Company”) and Blue Ridge Mountain Resources, Inc. (“BRMR”) completed the merger of a wholly owned subsidiary of Montage with and into BRMR, with BRMR surviving as a wholly owned subsidiary of Montage (the “Merger”). The Company considers your continued service and dedication to be an important part of its continuing operations. In order to induce you to remain employed for a certain period of time following the Merger, we are pleased to offer you a retention bonus arrangement pursuant to the terms and conditions outlined in this letter agreement (this “Retention Agreement”).

This Retention Agreement shall become effective on the date set forth above (the “Effective Date”), and shall continue in effect for two (2) years immediately following the Effective Date (the “Retention Period”). The expiration of the Retention Period shall not relieve either you or the Company of any obligations which accrued prior to such expiration, including, without limitation, any repayment obligations pursuant to the terms below. In addition to this Retention Agreement, it is anticipated that, following the Merger, you and Montage will enter into a new employment agreement which shall replace and supersede your existing Amended and Restated Executive Employment Agreement dated January 1, 2017 with the Company (the existing agreement referred to herein as the “Employment Agreement”).

Subject to the conditions set forth herein, the Company shall provide you a bonus totaling $1,339,770.38 (the “Retention Bonus”), payable as follows: (1) thirty percent (30%) of the Retention Bonus shall be paid to you as a lump sum cash payment, subject to applicable taxes and withholdings (the “Cash Portion”) and (2) seventy percent (70%) of the Retention Bonus shall be provided to you in the form of an award of restricted common stock of Montage under the Company’s 2014 Long-Term Incentive Plan (as amended, the “LTIP”), valued at the closing price of Montage’s common stock on the New York Stock Exchange on the Effective Date, adjusted proportionately to reflect the 15-to-1 reverse stock split of the Company’s common stock that was effected in connection with the completion of the Merger (the “Equity Portion”).

In order to be eligible for the Retention Bonus, in association with the Company’s relocation of its headquarters to Irving, Texas, you agree to relocate your principal place of employment to Irving (including moving your personal residence consistent with the terms of the Montage Resources Merger Relocation Policy, attached as “Exhibit A” to this Retention Agreement (the “Relocation Policy”)) on a timeline acceptable to the Company. You will be entitled to the relocation benefits set forth in, and agree to abide by the terms of, the Relocation Policy. The Relocation Policy is subject to review and modification by the Board of Directors of Montage. You agree that, in exchange for the promises set forth in this Retention Agreement, you waive any right, pursuant to your Employment Agreement, to resign your employment with the Company for Good Reason (as defined in the Employment Agreement) and receive any benefits set forth in Section 5(c) of the Employment Agreement due to the relocation of your principal office as required by this Retention Agreement. Furthermore, in order to receive the Retention Bonus you must timely sign (and not revoke) the general release agreement attached as “Exhibit B” to this Retention Agreement (the “Release”). Provided that you timely return an executed Release, the Company shall provide you the Cash Portion of the Retention Bonus within thirty (30) days after the Release becomes effective, as set forth in the Release.

With respect to the Equity Portion, twenty-five percent (25%) of the shares of restricted common stock constituting the Equity Portion will vest, and become free of applicable restrictions on transfer and other restrictions set forth in the award agreement referenced below, on each of the dates that are six months, twelve months, eighteen months and twenty-four months after the Effective Date (each, a “Vesting Date”), provided that you continue to be employed by Montage on the applicable Vesting Date. Provided that you timely return an executed Release, the Company shall deliver to you a restricted stock award agreement within sixty (60) days after the Release becomes effective, as set forth in the Release. The restricted stock award agreement will memorialize the vesting and restrictions and contain such other terms as provided therein in accordance with the LTIP.

As you vest, the fair market value of Montage common stock which becomes unrestricted will be taxable ordinary income and subject to tax withholding; provided, however, that if you timely make and file an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), within thirty (30) days of the grant date of the Equity Portion, then one hundred percent (100%) of the grant date fair market value of the Montage common stock will be taxable ordinary income and subject to tax withholding. In either case, any subsequent gain or loss recognized by you upon disposition of the Montage common stock will be capital gain or loss. You are strongly advised to consult with your professional tax advisor regarding the tax consequences of the Equity Portion and the advisability of making an election under Section 83(b).

In the event that either (1) you resign from employment with the Company, for any reason, prior to the last day of the Retention Period or (2) the Company terminates your employment with the Company with Cause (as defined in the Employment Agreement, or any superseding employment agreement) prior to the last day of the Retention Period, you agree to repay to the Company the Cash Portion in a pro-rata amount reflecting the number of days you were employed by the Company during the Retention Period (i.e., [unemployed days remaining in Retention Period/730] x Cash Portion = repayment amount owed). You agree to repay any such amount owed within thirty (30) days after your last day of employment with the Company.

This Retention Agreement is intended to comply with, or be exempt from, Section 409A of the Code (“Section 409A”) and shall be construed and administered in accordance with Section 409A. This Retention Agreement does not create a contract of employment between you and the Company for any specific term.

This Retention Agreement contains all of the understandings and representations relating to the Retention Bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations and warranties, both written and oral, with respect to any retention bonus. This Retention Agreement may not be amended or modified unless in writing signed by both you and an authorized representative of the Company. This Retention Agreement shall be construed in accordance with the laws of Texas without regard to conflicts-of-law principles. Venue shall lie in the courts of competent jurisdiction in Texas.

The invalidity or unenforceability of any provision of this Retention Agreement shall not affect the validity or enforceability of any other provision of this Retention Agreement, which shall remain in full force and effect. This Retention Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

We look forward to your continued employment with the Company following the Merger.

[Signature Page Follows]

Very truly yours,

MONTAGE RESOURCES CORPORATION

By:	/s/ John K. Reinhart
Name:	John K. Reinhart
Title:	President and Chief Executive Officer

Agreed to and accepted as of the date first written above:

Oleg Tolmachev

Exhibit A

MERGER RELOCATION POLICY

Purpose and Eligibility

To establish a policy for providing relocation assistance to Eclipse Resources Employees (as defined below) who, at the request of Montage Resources Corporation (the “Company”), are permanently transferred from one Company work location to another in connection with the Merger (as defined below).

The term “Eclipse Resources Employees” means employees of Eclipse Resources Corporation or its subsidiaries who were such employees immediately prior to the consummation of the Merger.

The term “Merger” means the merger between Blue Ridge Mountain Resources, Inc. and a subsidiary of Eclipse Resources Corporation contemplated by the Agreement and Plan of Merger dated August 25, 2018 among Eclipse Resources Corporation, such subsidiary and Blue Ridge Mountain Resources, Inc.

The term “Eligible Employees” means Eclipse Resources Employees who (i) are requested by the Company in an offer letter to such employee to permanently transfer his or her place of employment from one Company work location to another in connection with the Merger and (ii) sign such offer letter accepting such transfer.

This policy does not apply to new Company hires. Relocation benefits are provided to new Company hires only to the extent set forth in the terms and conditions outlined in their Company employment offer letter.

Relocation Coordination

To help ensure a seamless relocation process for Eligible Employees and their immediate family members (spouse/partner and dependent household members), the Company has secured Signature Relocation to coordinate all aspects of such employees’ transfer to the new work location. Signature Relocation will guide such employees through the moving process, assisting with real estate agents, moving companies, mortgage brokers, temporary housing and payment/reimbursement for the approved benefits outlined in this policy. For additional information regarding Signature Relocation, as well as the Dallas/Fort Worth area, Eligible Employees can access Signature Relocation’s customized website at http://www.signaturerelo.com/montage-resources/.

Approved Relocation Expenses and Limitations

Relocation assistance shall be provided to Eligible Employees in accordance with the following:

1.

Moving of Household Goods (*taxable): Normal family household goods and furnishings moved to the Eligible Employee’s new living location via Company partner moving company, with full replacement insurance coverage, and storage‐in‐transit for up to 30 days. Maximum payment by the Company of $20,000, with any exceptions requiring the written approval of an Executive Vice President of the Company.

2.

Auto Shipment (*taxable): When relocation distance exceeds 500 miles, one (1) family automobile may be shipped to the Eligible Employee’s new living location via Company partner moving company. Maximum payment by the Company of $1,200.

3.

Home Sale Assistance (*taxable): Reimbursement of standard realtor commissions associated with the sale of the Eligible Employee’s current residence up to 6%. Maximum reimbursement by the Company of $25,000, with any exceptions requiring the written approval of an Executive Vice President of the Company.

4.

Temporary Living Expenses (*taxable): The Company will reimburse the reasonable costs to temporarily house the Eligible Employee and his or her immediate family (lodging and associated utilities only) for a period of up to ninety (90) days. Meals are excluded from temporary living expense reimbursement eligibility. Maximum reimbursement by the Company of $10,000, with any exceptions requiring the written approval of an Executive Vice President of the Company.

5.

Area Visit/House Hunting Trips (*taxable): The Eligible Employee will have the opportunity to make new work location and local area visits, as well as house hunting trips. The Company will reimburse the reasonable costs of transportation, lodging and meals for the Eligible Employee and his or her immediate family for such visits and trips, up to a cumulative maximum of $2,500.

6.

Lease Buyout Reimbursement (*taxable): The Company will provide reimbursement for any fees or penalties incurred by the Eligible Employee under his or her primary housing lease agreement as a result of the early termination or breakage of the lease agreement. Maximum reimbursement by the Company of $8,000, with any exceptions requiring the written approval of an Executive Vice President of the Company.

7.

Final Move Trip (*taxable): Reimbursement of actual and reasonable en‐route travel expenses incurred by the Eligible Employee and his or her immediate family for their final move trip to the new work location. Allowable expenses include transportation/airfare, mileage, overnight lodging and meals. Maximum reimbursement by the Company of

$2,500.

8.

Miscellaneous Allowance (*taxable): Payment will be made to the Eligible Employee for miscellaneous expenses incurred by the Eligible Employee in connection with his or her relocation upon receipt by the Company of confirmation of the Eligible Employee’s final contract for his or her new permanent living location. Allowance amount of $4,000.

9.

Expense Reimbursement/Documentation: Reimbursable expenses will only be reimbursed to the extent evidenced by valid written records/receipts submitted in accordance with this policy. The Eligible Employee is responsible for (i) maintaining records/receipts for all temporary living, area visit, house hunting trip and other expenses incurred and (ii) submitting expenses for reimbursement and/or requests for payment through the Company’s approved relocation partner, Signature Relocation. For Signature Relocation’s reimbursement/payment procedures, please visit http://www.signaturerelo.com/montage-resources/. All personal expenses and/or requests for payment must be submitted via Signature Relocation for tracking, taxation and reimbursement/payment purposes. Eligible Employees shall not submit any relocation expenses via the Company expense report process. An Eligible Employee shall be responsible for all expenses incurred by him or her in excess of the maximum amounts specified above or not otherwise approved as provided above, and the Company may, to the extent permitted by law, deduct any such excess or unapproved amounts incurred by the Company from the Eligible Employee’s compensation. Expenses incurred after termination of employment will not be reimbursed or paid under this policy.

10.	Company Credit Cards: Eligible Employees shall not use Company credit cards for personal relocation expenses.

Taxes

The Company will gross up an Eligible Employee’s wages in an amount reasonably determined by the Company to provide tax assistance for all taxable relocation expenses and payments reimbursed or made, as outlined in this policy. Any gross‐up payments to the Eligible Employee to cover applicable taxes will be processed and made by Signature Relocation. When tax assistance is provided, these additional wages will be included on the Eligible Employee’s W‐2 for the applicable calendar year. Such tax assistance will be determined and calculated by the Company in its reasonable discretion and made at such time or times, and in as uniform a manner, as the Company reasonably determines. Unless otherwise determined by the Company, tax gross‐up payments will only be made to Eligible Employees who continue to be employed by the Company (or applicable subsidiary) at the time of the gross‐up payment.

Completion of Relocation

Eligible Employees must complete their relocation to their new living location within six (6) months of their designated work transfer date. All relocation expenses and/or requests for payment must be submitted within this time frame for reimbursement/payment. Any expenses submitted for reimbursement or requests for payment made after this six (6) month period will be subject to approval by the Company’s Chief Financial Officer in his sole discretion.

Repayment

If an Eligible Employee voluntarily leaves the employment of the Company (or applicable subsidiary), or is terminated by the Company (or applicable subsidiary) for cause, prior to, on or within 12 months after his or her designated work transfer date, the former Eligible Employee shall repay to the Company upon demand 100% of the total amounts paid or reimbursed by the Company to or on behalf of the Eligible Employee under this policy. If an Eligible Employee voluntarily leaves the employment of the Company (or applicable subsidiary), or is terminated by the Company (or applicable subsidiary) for cause, between 12 and 24 months after his or her designated work transfer date, the former Eligible Employee shall repay to the Company upon demand 50% of the total amounts paid or reimbursed by the Company to or on behalf of the Eligible Employee under this policy. The Company may, to the extent permitted by law, deduct all or any portion of such amounts owed to the Company from any compensation owed to the former Eligible Employee, but any such deduction shall not relieve the former Eligible Employee from his or her responsibility for any unpaid amounts owed to the Company.

In no event shall an Eligible Employee be entitled to any reimbursement or payment under this policy following his or her voluntary termination of employment or termination of employment for cause.

Policy Interpretation and Modifications

The Company has the sole right to modify, amend or discontinue this policy at any time. Any and all interpretations of this policy shall be made by the Company’s President and Chief Executive Officer in his reasonable discretion, and such interpretations shall be binding on all Eligible Employees. This policy does not constitute and shall not be construed as an employment contract and does not constitute a guarantee of employment for any specified or minimum period of time.

Exhibit B

RELEASE AGREEMENT

This confidential Release Agreement (this “Agreement”) is entered into between Montage Resources Corporation (the “Company”) and Oleg Tolmachev (“Executive”). The Company and Executive are referred to in this Agreement as the “Parties”. In consideration of the promises and mutual covenants set forth in this Agreement, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, Executive and the Company agree as follows:

1.Retention Agreement. The Company and Executive entered into a Retention Bonus letter agreement effective                                 , 2019 (the “Retention Agreement”). In consideration for the release and waiver of any and all claims described in this Agreement the Company shall provide Executive the Retention Bonus (as defined in the Retention Agreement), pursuant to the terms of the Retention Agreement. Executive acknowledges the Company is under no obligation to provide the Retention Bonus absent Executive’s agreement to, and compliance with, the terms of this Agreement.

2.Release and Waiver by Executive. For and in consideration of the Retention Bonus, Executive KNOWINGLY AND VOLUNTARILY RELEASES, ACQUITS AND FOREVER DISCHARGES the Company and each of its past, present, and future subsidiaries, related and/or affiliated entities, including, without limitation Blue Ridge Mountain Resources, Inc. and Montage Resources Corporation, their present and former officers, directors, executives, stockholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Released Parties”) from any and all claims and/or causes of action of whatever kind or character, that have accrued or may accrue, whether known or unknown, and that are based on facts occurring at or prior to the time Executive signs this Agreement, including, but not limited to: (a) any and all claims pursuant to the labor and employment codes and statutes of the state of Texas; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1991, as amended, 42 U.S.C. § 1981a; the Equal Pay Act of 1963; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Employee Retirement Income Security Act of 1974; the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act; the Fair Labor Standards Act; the Worker Adjustment Retraining and Notification Act; the Family Medical and Leave Act, as amended, 29 U.S.C. § 2601, et seq.; the Fair Credit Reporting Act, COBRA, and all other applicable federal, state or local laws, ordinances or regulations; (b) all tort, contract, and/or common law claims, including, but not limited to, defamation, intentional or negligent infliction of emotional distress, fraud, misrepresentation, wrongful termination, wrongful discharge in violation of public policy, and breach of the duty of good faith and fair dealing; and (c) all claims arising out of or relating in any way to Executive’s employment with the Company or any Released Party. Notwithstanding the foregoing, this Agreement will not apply to and expressly excludes: (a) vested benefits under any plan maintained by the Company or any Released Party that provides for deferred compensation, equity compensation or pension or retirement benefits; (b) any claim that cannot by law be waived or released by private agreement; (c) claims based on facts occurring after the date of this Agreement; (d) payments and benefits to be made under the Retention Agreement and the Employment Agreement (as defined in the Retention Agreement); (e) claims under any directors and officers insurance policies; and (f) rights to  indemnification  Executive  may have under the  by-laws or certificate of incorporation of the Company or any Released Party, any applicable indemnification agreements with the Company and or any Released Party or applicable law.

3.Communication with Government Agencies. Nothing in this Agreement prevents Executive from exercising any rights that cannot be lawfully waived or restricted. Nothing in this Agreement limits Executive’s ability to file a charge or complaint with or communicate with any federal, state or local governmental agency or commission (“Government Agencies”). Further, this Agreement does not limit Executive’s ability to participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award from a Government Agency for information provided to any Government Agencies. Executive agrees that Executive has waived any right—where such right can be waived—to recover monetary damages or other personal relief from the Released Parties in any action filed by Executive or by anyone else on Executive’s behalf.

4.Non-Admission. Neither the payment of any sum of money nor the execution or delivery of this Agreement shall constitute or be construed as an admission, express or implied, by the Released Parties of liability or that the Released Parties acted wrongfully with respect to Executive. The Released Parties specifically deny and disclaim any such liability or wrongful acts. Nothing contained in this Agreement shall acknowledge or imply that the Released Parties have violated any federal, state, or local laws or regulations.

5.Twenty-One (21) Days to Consider Agreement. The Company hereby advises Executive to consult with an attorney of Executive’s choice regarding this Agreement. The Company also advises Executive that he has twenty-one (21) calendar days from the date Executive receives this Agreement within which to consider whether to accept the Retention Bonus and sign this Agreement. Executive may voluntarily choose to sign this Agreement earlier, but is not required to do so. Executive does not become entitled to receive the Retention Bonus unless Executive timely signs and returns this Agreement to Paul Johnston, Executive Vice President and General Counsel, Montage Resources Corporation, 122 W. John Carpenter Freeway, Suite 300, Irving, Texas 75039, pjohnston@brmresources.com. Executive acknowledges, represents and agrees that: (i) Executive has carefully read and fully understands all of the provisions of this Agreement; and (ii) Executive accepts the terms of this Agreement as fair and equitable under all the circumstances and acknowledges that Executive has entered into this Agreement knowingly, voluntarily, and without threat or duress.

6.Revocation Period and Effective Date. Executive has the right to revoke this Agreement within seven (7) days after Executive signs it. In order to revoke this Agreement, Executive’s notice of revocation must be in writing and delivered to Paul Johnston, Executive Vice President and General Counsel, Montage Resources Corporation, 122 W. John Carpenter Freeway, Suite 300, Irving, Texas 75039, pjohnston@brmresources.com, no later than the seventh (7th) calendar day after Executive signed this Agreement. This Agreement shall become effective on the eighth (8th) day after Executive signs it. If Executive timely revokes this Agreement, it will not become effective, and Executive will not receive the Retention Bonus.

7.No Assignment of Claims. Executive represents and warrants that Executive has not filed or initiated any lawsuits based on claims released in this Agreement. Executive represents and warrants that Executive has not assigned to any third party any claim involving the Released Parties or authorized any third party to assert on Executive’s behalf any claim against the Released Parties. If a third party asserts a claim against the Released Parties on Executive’s behalf or includes Executive as a class member in any class action involving any claim, Executive agrees to not accept any benefits or damages relating to or arising out of such claim. Executive represents and warrants that Executive has full authority to enter into this Agreement.

8.Choice of Law and Venue. This Agreement shall be construed and enforced exclusively pursuant to the laws of the State of Texas applicable to contracts to be performed wholly within the State. The Parties also agree that the venue of any action to enforce the provisions of this Agreement, or any document executed in connection with this Agreement, shall be in Dallas, Texas. The Parties agree they will not contest the choice of law and venue provisions in this Paragraph.

9.Entire Agreement. Excepting only the Retention Agreement and the Employment Agreement, the terms described in this Agreement constitute the entire agreement between the Parties regarding the subject matter in this Agreement and may not be altered or modified other than in a writing signed by each of the Parties to this Agreement. Executive agrees that no promise, inducement or agreement not expressed in this Agreement has been made to Executive in connection with this Agreement. The Parties acknowledge and agree that this Agreement supersedes all prior arrangements, communications, commitments or obligations between Executive and the Company, except as otherwise referenced in this Agreement.

10.Severability. The Parties acknowledge and understand that, if any term of this Agreement shall be determined by a court to be illegal, invalid, unconscionable or unenforceable, the remaining provisions will remain effective and legally binding, and the illegal, invalid, unconscionable or unenforceable term will be deemed not to be a part of this Agreement.

11.Binding Effect. This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights and benefits of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective heirs, executors, administrators, representatives, officers, directors, shareholders, predecessors, successors, parents, subsidiaries, affiliated entities, agents, attorneys, servants, employees, principals, partners, whether limited or general, and assigns, if any. The Parties each represent and warrant that each of the Parties to this Agreement has the authority to act on their respective behalf and to enter into this Agreement with the other Party.

12.No Waiver. No failure by either Party at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provision or condition of this Agreement. Any waiver of any part of this Agreement will be effective only in a written agreement signed by each of the Parties to this Agreement.

13.Attorneys’ Fees and Costs. This Agreement is intended to settle and release any and all claims that Executive may have against the Released Parties for attorneys’ fees and/or costs.

IN WITNESS WHEREOF, the Parties represent to each other that they have reviewed and fully discussed this Agreement with counsel, and have satisfied themselves that they fully understand the terms of this Agreement and make this Agreement after such consultation.

OLEG TOLMACHEV

Date:

MONTAGE RESOURCES CORPORATION

By:
Name:	Paul Johnston
Title:	Executive Vice President and General Counsel

Date: